                                                                     EXHIBIT 8.1

                             ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT, (hereinafter referred to as the "Agreement") is made and entered into this 17th day of September, 1997 by and between CYPOST CORPORATION, a Delaware corporation (hereinafter referred to as "CyPost") and EPOST INNOVATIONS, INC., a corporation organized under the laws of British Columbia (hereinafter referred to as "ePost Canada").


                                   RECITALS


     WHEREAS, CyPost desires to acquire all of the issued and outstanding shares of ePost Canada capital stock in exchange for 2,000,000 shares of authorized but previously unissued CyPost voting common stock, par value One Tenth of a Cent ($.001) per share pursuant to the terms and conditions set forth herein;

     WHEREAS, Mushroom Innovations, Inc. ("Mushroom"), a British Columbia corporation and the sole shareholder of ePost Canada, desires to exchange all of its shares of ePost Canada capital stock for shares of CyPost common stock in the respective amounts set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I

     SECTION 1.1    Acquisition. The parties agree that CyPost shall acquire all
                    -----------
of the issued and outstanding shares of ePost Canada capital stock, in exchange for Two Million (2,000,000) shares of authorized but previously unissued CyPost common stock par value $.001 per share. It is also agreed to by the parties hereto that by acquiring all of the shares of ePost Canada capital stock, CyPost will acquire all rights, title and interest to all assets and property presently owned by ePost Canada. Said assets and property may be subject to certain interest, liens and/or encumbrances. The parties hereto hereby further agree that at the Closing, hereinafter defined, ePost Canada shall become a wholly-owned subsidiary of CyPost.

     SECTION 1.2    Issuance of Shares.
                    -------------------

     (a) Mushroom shall deliver to CyPost all of the certificates representing all of the issued and outstanding stock of ePost Canada with executed stock powers. CyPost shall cause to be issued and delivered to Mushroom or its designees, stock certificates representing an aggregate of 2,000,000 shares (the "CyPost Shares") of CyPost voting common stock.

     (b) The CyPost Shares to be issued hereunder shall be authorized but previously unissued shares of CyPost common stock, and shall be issued to those persons and in the respective amounts specified by Mushroom as follows:

             Shareholder                          Number of Shares
             -----------                          ----------------
             Robert Sendoh                          1,020,000
             Carl Whitehead                           600,000
             William Kaleta                           200,000
             Chiyoko Asanuma                          180,000


     (c) All of the Shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the recipients shall represent that they are acquiring the CyPost Shares for investment purposes only and without the intent to make a further distribution of the CyPost Shares. All CyPost Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under
Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the restricted CyPost Shares to be issued hereunder shall bear the following, or similar legend:

     The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold or otherwise transferred except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.


                                  ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                                    CYPOST

     CyPost hereby represents, warrants and agrees that:

     SECTION 2.1    Organization of CyPost.  CyPost is a corporation duly
                    -----------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. CyPost has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of CyPost, enforceable against CyPost in accordance with its respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

     SECTION 2.2    Capitalization of CyPost.  The authorized capital stock of
                    ------------------------
CyPost consists of 25,000,000 shares of which 20,000,000 are designated as common stock, par value $.001 per share, and 5,000,000 are designated as blank check preferred stock, par value $.001 per share. No shares are presently
issued and outstanding.    Shares of CyPost common stock to be issued pursuant
to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and non-assessable.

     SECTION 2.3    Corporate Documents.  The CyPost shareholders' list and
                    -------------------
corporate minute books are complete and accurate as of the date hereof and the corporate minute books contain the recorded minutes of all corporate meeting of shareholders and directors.

     SECTION 2.4    Litigation.  There is no litigation, arbitration, proceeding
                    ----------
or investigation pending or threatened to which CyPost is a party or which may result in any material change in the business of condition, financial or otherwise, of CyPost or in any of its properties or assets, or which might result in any liability on the part of CyPost, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of CyPost, there is no basis for any such litigation, arbitration, proceeding or investigation.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                 EPOST CANADA

     ePost Canada hereby represents, warrants and agrees that:

     SECTION 3.1    Organization of ePost Canada.  ePost Canada is a corporation
                    ----------------------------
duly organized, validly existing and in good standing under the laws of British Columbia, is duly qualified and in good standing in every jurisdiction in which such qualifications is necessary. There are no corporations or other entities with respect to which (i) ePost Canada owns any of the outstanding stock or other interests, or (ii) ePost Canada may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned in such entity except as otherwise disclosed hereto. ePost Canada has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     SECTION 3.2    Capitalization.  The authorized capital stock of ePost
                    --------------
Canada is 100,000 shares consisting of:

     20,000 Class "A" Common shares (voting) without par value; 20,000 Class "B" Common shares (non-voting) without par value; 20,000 Class "C" Common shares (non-voting) without par value; 20,000 Class "D" Common shares (voting) without par value; and 20,000 Class "E" Common shares (non-voting) without par value;

of which only one hundred shares of Class "A" common stock are issued and outstanding.

     SECTION 3.3    Corporate Documents.  The ePost Canada shareholders' list
                    -------------------
and corporate minute books are complete and accurate as of the date hereof and the corporate minute books contain the recorded minutes of all corporate meeting of shareholders and directors.

     SECTION 3.4    Litigation.  There is no litigation, arbitration, proceeding
                    ----------
or investigation pending or threatened to which ePost Canada is a party or which may result in any material change in the business of condition, financial or otherwise, of ePost Canada or in any of its properties or assets, or which might result in any liability on the part of ePost Canada, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of ePost Canada, there is no basis for any such litigation, arbitration, proceeding or investigation.

     SECTION 3.5    Authority.  ePost Canada and, its sole shareholder,
                    ---------
Mushroom, have approved this Agreement and duly authorized the execution hereof. ePost Canada has full power, authority and legal right to enter into this Agreement on behalf of ePost Canada and its shareholder and to consummate the transactions contemplated hereby, and all corporate action necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by ePost Canada with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ePost Canada under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of ePost Canada, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which ePost Canada is a party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ePost Canada or any of its properties or assets.

     SECTION 3.6    Investment Purpose.  ePost Canada has received
                    ------------------
representations from its shareholder that the recipients of the restricted CyPost Shares hereunder are acquiring the shares for investment purposes only and acknowledges that the CyPost Shares issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the Securities Act or exemption therefrom.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

     SECTION 4.1    Expenses.  Whether or not the transactions contemplated in
                    --------
this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense or as otherwise agreed to herein.

     SECTION 4.2.   Brokers and Finders.  Each of the parties hereto represents,
                    -------------------
as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     SECTION 4.3    Necessary Actions.  Subject to the terms and conditions
                    -----------------
herein provided, each of the parties hereto agree to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the closing, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of CyPost or ePost Canada, as the case may be, shall take all such necessary action.


                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 5.1    Parties in Interest.  This Agreement shall inure to the
                    -------------------
benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     SECTION 5.2    Severability.  The parties hereto agree and affirm that none
                    ------------
of the provisions herein is dependent upon the validity of any other provision, and if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

     SECTION 5.3    Headings.  The "Article" and "Section" headings are provided
                    --------
herein for convenience of reference only and do not constitute a part of this Agreement.

     SECTION 5.4    Assignability.  This Agreement shall not be assigned by any
                    -------------
of the parties hereto without the prior written consent of the other parties.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

CYPOST CORPORATION

                                              Attest:

By:    ___________________________            _____________________________
Its:   President                              Secretary


EPOST INNOVATION, INC.

                                              Attest:

By:    ___________________________            ____________________________
Its:   President                              Secretary


MUSHROOM INNOVATION, INC.

                                              Attest:

By:    ___________________________            ____________________________
Its:   President                              Secretary

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